TONIX PHARMACEUTICALS HOLDING CORP. 8-K

Exhibit 1.01

TONIX PHARMACEUTICALS HOLDING CORP.

AMENDMENT NO. 1 TO SALES AGREEMENT

November 21, 2025

This Amendment No. 1 (“Amendment No. 1”) amends that certain Sales Agreement, dated as of June 11, 2025 (the “Agreement”), by and between Tonix Pharmaceuticals Holding Corp., a Nevada corporation (the “Company”), and A.G.P./Alliance Global Partners, as sales agent (the “Agent”). Defined terms used herein and not otherwise defined shall have the meaning assigned to such terms in the Agreement.

WITNESSETH THAT:

WHEREAS, Section 15 of the Agreement permits the Company and the Agent to amend the Agreement; and

WHEREAS, the Company and the Agent now desire to amend the Agreement as provided herein.

NOW, THEREFORE, in consideration of the foregoing premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Agent agree as follows:

1.            The first paragraph of Section 1 of the Agreement is amended and restated in its entirety as set forth below:

“The Company agrees that, from time to time during the term of this Agreement, on the terms and subject to the conditions set forth herein, it may issue and sell to or through A.G.P./Alliance Global Partners, acting as agent and/or principal (the “Sales Agent”), shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), subject to the limitations set forth in Section 3(b) hereof. The issuance and sale of shares of Common Stock to or through the Sales Agent will be effected pursuant to the Registration Statement (as defined below) filed by the Company and which was declared effective under the Securities Act (as defined below) by the U.S. Securities and Exchange Commission (the “Commission”).”

2.            References to the “Registration Statement” in the Agreement shall collectively refer to the shelf registration statements on Form S-3 (File No. 333-282270 and, as applicable, File No. 333-287965), filed with the Commission. References to the “Registration Statement” shall also include any new shelf registration statement or new automatic shelf registration statement relating to the Common Stock that may be offered and sold pursuant to this Agreement (which may include a prospectus or prospectus supplement reflecting the number or amount of Placement Shares that may be offered and sold pursuant to this Agreement) that the Company subsequently files with the Commission, as the case may be. References to the “ATM Prospectus” in the Agreement shall collectively refer to each prospectus supplement specifically relating to the offering of Common Stock pursuant to the Agreement included as part of each Registration Statement, as applicable. References to the “Prospectus” in the Agreement shall include the base prospectus, including all documents incorporated therein by reference (to the extent such information has not been superseded or modified in accordance with Rule 412 under the Securities Act (as qualified by Rule 430B(g) of the Securities Act), and the ATM Prospectus, including all documents incorporated therein by reference (to the extent such information has not been superseded or modified in accordance with Rule 412 under the Securities Act (as qualified by Rule 430B(g) of the Securities Act), each of which is included in a Registration Statement (including in File No. 333-287965), as it or they may be supplemented by any additional prospectus supplement, in the form in which such prospectus and/or ATM Prospectus have most recently been filed by the Company with the Commission pursuant to Rule 424(b) under the Securities Act, together with any “issuer free writing prospectus” (“Issuer Free Writing Prospectus”), as defined in Rule 433 of the Securities Act (“Rule 433”), relating to the Placement Shares that (i) is required to be filed with the Commission by the Company or (ii) is exempt from filing pursuant to Rule 433(d)(5)(i), in each case in the form filed or required to be filed with the Commission or, if not required to be filed, in the form retained in the Company’s records pursuant to Rule 433(g), as applicable.

3.            References to the date of the Agreement in the form of Placement Notice included as Schedule 1 of the Agreement is hereby revised to read “June 11, 2025, as amended by Amendment No. 1 thereto, dated November 21, 2025.”

4.            Except as specifically set forth herein, all other provisions of the Agreement shall remain in full force and effect.

5.            Section 15 of the Agreement is supplemented and amended such that this Amendment No. 1 and the Agreement, as amended hereby, constitute the entire agreement of the parties to the Agreement and supersedes all prior written or oral and all contemporaneous oral agreements, understandings and negotiations with respect to the subject matter hereof.

6.            Except as amended hereby, the Agreement as now in effect is ratified and confirmed hereby in all respects. For the avoidance of doubt, this Amendment No. 1 and all of its provisions shall be deemed to be a part of the Agreement, as amended hereby.

7.            This Amendment No. 1 shall be governed by and construed in accordance with the internal laws of the State of New York applicable to agreements made and to be performed in such state. Any legal suit, action or proceeding arising out of or based upon this Amendment No. 1 or the transactions contemplated hereby may be instituted in the federal courts of the United States of America located in the Borough of Manhattan in the City of New York or the courts of the State of New York in each case located in the Borough of Manhattan in the City of New York (collectively, the “Specified Courts”), and each party irrevocably submits to the exclusive jurisdiction (except for proceedings instituted in regard to the enforcement of a judgment of any such court, as to which such jurisdiction is non-exclusive) of such courts in any such suit, action or proceeding. Service of any process, summons, notice or document by mail to such party’s address set forth in the Agreement shall be effective service of process for any suit, action or other proceeding brought in any such court. The parties irrevocably and unconditionally waive any objection to the laying of venue of any suit, action or other proceeding in the Specified Courts and irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such suit, action or other proceeding brought in any such court has been brought in an inconvenient forum.

8.            This Amendment No. 1 may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery of an executed Amendment No. 1 by one party to the other may be made by facsimile or electronic transmission. Counterparts may be delivered via facsimile, electronic mail (including any electronic signature covered by the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act, the Electronic Signatures and Records Act or other applicable law, e.g.,www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

[Signature page follows.]

If the foregoing is in accordance with your understanding of our agreement, kindly sign and return to the Company the enclosed copies hereof, whereupon this instrument, along with all counterparts hereof, shall become a binding agreement in accordance with its terms.

Very truly yours,

TONIX PHARMACEUTICALS HOLDING CORP.

By:	/s/ Seth Lederman
Name:	Seth Lederman
Title:	Chief Executive Officer

The foregoing Amendment is hereby confirmed and accepted by the Agent in New York, New York as of the date first above written.

A.G.P./ALLIANCE GLOBAL PARTNERS

By:	/s/ Thomas J. Higgins
Name:	Thomas J. Higgins
Title:	Managing Director

[Signature Page to Amendment No. 1 to Sales Agreement – Tonix Pharmaceuticals Holding Corp.]